As filed with the Securities and Exchange Commission on May 4, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Leju Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

15/F Floor, Shoudong International Plaza, No. 5 Building, Guangqu Home

Dongcheng District, Beijing 100022

People’s Republic of China

+86 10 5985 1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2013 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Min Chen Chief Financial Officer 15/F Floor, Shoudong International Plaza, No. 5 Building, Guangqu Home Dongcheng District, Beijing 100022 People’s Republic of China +86 10 5895 1000	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.001 per share (2)	7,553,422	(3)	$3.29	(3)	$24,812,991.27	$2,875.83

(1)                     These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one ordinary shares.  The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-195067).

(2)                     In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Registrant’s 2013 Share Incentive Plan (the “Plan”). Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(3)                     These shares represent ordinary shares that have been added to the award pool under the Plan and are reserved for future award grants under the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share for these shares is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the New York Stock Exchange on May 3, 2017.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 7,553,422 ordinary shares of the Registrant that have been added to the award pool pursuant to the terms of the Plan.

Previously, an aggregate of 10,434,783 ordinary shares of the Registrant were registered for issuance under the Plan pursuant to the Registrant’s registration statements on Form S-8 (File No. 333-197069) filed on June 27, 2014 (the “Original S-8 Registration Statement”).  In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

In accordance with the terms of the Plan, the maximum number of ordinary shares reserved for issuance under the Plan shall be increased automatically by a number equal to 5% of the then total issued and outstanding ordinary shares on an as-converted fully diluted basis, on each of the third, sixth and ninth anniversary of the effective date of the Plan. On December 1, 2016, the third anniversary of the effective date of the Plan, the number of ordinary shares authorized for issuance under the Plan increased by 7,553,422 in accordance with the terms of the Plan. The newly added 7,553,422 ordinary shares are being registered on this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                                         The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2016, filed with the Commission on April 21, 2017; and

(b)                                                         The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36396) filed with the Commission on April 4, 2014, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.         Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 4, 2017.

Leju Holdings Limited

By:	/s/Yinyu He
Name: Yinyu He
Title: Chief Executive Officer

SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Yinyu He and Ms. Min Chen, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on May 4, 2017.

Signature	Title

/s/Yinyu He	Chief Executive Officer
Yinyu He	(principal executive officer)

/s/Min Chen	Chief Financial Officer
Min Chen	(principal financial and accounting officer)

/s/Xin Zhou	Director
Xin Zhou

/s/Charles Chao	Director
Charles Chao

/s/Canhao Huang	Director
Canhao Huang

/s/Martin Chi Ping Lau	Director
Martin Chi Ping Lau

/s/Zhe Wei	Director
Zhe Wei

Signature	Title

/s/Jian Sun	Director
Jian Sun

/s/Min Fan	Director
Min Fan

/s/Winston Li	Director
Winston Li

/s/Hongchao Zhu	Director
Hongchao Zhu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Leju Holdings Limited has signed this registration statement or amendment thereto in New York on May 4, 2017.

Authorized U.S. Representative

By:	/s/Diana Arias
	Name:	Diana Arias on behalf of Law Debenture Corporate Services Inc.
	Title:	Service of Process Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-194505))

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-194505))
4.3

Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and holders of American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8, as amended (File No. 333-197069))

4.4	2013 Share Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1, as amended (File No. 333-194505))
5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)

*  Filed herewith.